Capitol Federal Financial

Exhibit 10.8

Named Executive Officer Salary and Bonus Arrangements

Base Salaries

The current base salaries for the executive officers (the "named executive officers") of Capitol Federal Financial who were named in the compensation table that appeared in the Company's most recent annual meeting proxy statement are as follows:
Name and Title	Base Salary
John B. Dicus President and Chief Executive Officer	$412,000

John C. Dicus Chairman of the Board	$462,000

Neil F.M. McKay Chief Financial Officer and Treasurer	$239,300

R. Joe Aleshire Executive Vice President	$198,000

Larry K. Brubaker Executive Vice President	$198,000

Description of Fiscal Year 2005 Bonus Plan

On December 9, 2004, the Compensation Committee of the Company's Board of Directors set the performance criteria for fiscal year 2005 under the Company's Short-Term Incentive Plan. This plan provides for annual bonus awards, as a percentage of base salary, to selected management personnel based on the achievement of pre-established corporate and individual performance criteria. Awards, if any, are typically made in January for the fiscal year ended the preceding September 30. Currently, for executive officers of the Bank, a portion of any bonus awarded under the Short-Term Incentive Plan (from $2,000 to as much as 50% of the award, up to a maximum of $100,000), may be deferred for a three-year period through the Company's Deferred Incentive Bonus Plan. The total of the amount deferred, plus a 50% Company match, is deemed to be invested in the Company's common stock at the closing price as of the December 31 immediately preceding the deferral date. If the participant is still employed at the end of the deferral period, the participant will receive a cash payment equal to the sum of: (1) the deferred amount, (2) the Company match, (3) the value of all dividend equivalents paid during the deferral period on the Company common stock in which the participant is deemed to have invested and (4) the appreciation, if any, during the deferral period on the Company common stock in which the participant is deemed to have invested.

The Short-Term Incentive Plan will operate in substantially the same manner for fiscal year 2005 as it did for fiscal year 2004. The corporate performance criteria will again be comprised of targeted levels of return on average equity, earnings per share and the Bank's efficiency ratio. For each executive officer listed, 90% of his award will be based on the attainment of corporate performance goals, with the remainder based on his achievement of individual performance objectives. The maximum potential bonus awards for fiscal year 2005 for the named executive officers are as follows: John B. Dicus, 60% of base salary; John C. Dicus, 60% of base salary; Neil F.M. McKay, 40% of base salary; R. Joe Aleshire, 40% of base salary; and Larry K. Brubaker, 40% of base salary.